Exhibit 3

Instrument of Adherence

to

Amended and Restated

Stockholders’ Agreement

dated May 17, 2011

Reference is hereby made to that certain AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (the “Agreement”), dated the 17th day of May, 2011, entered into by and among (i) Radius Health, Inc., a Delaware corporation (the “Corporation”) and the Stockholder parties thereto. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Agreement.

The undersigned (the “New Stockholder Party”), in order to become the owner or holder of 17,326 shares of Series A-1 Convertible Preferred Stock and all other shares of the Corporation’s capital stock hereinafter acquired, of the Company (the “Acquired Shares”), hereby agrees that, from and after the date hereof, the undersigned has become a party to the Agreement in the capacity of an Additional Stockholder, Stockholder and Holder party thereunder, and is entitled to all of the benefits under, and is subject to all of the obligations, restrictions and limitations set forth in, the Agreement that are applicable to such Stockholder parties and shall be deemed to have made all of the representations and warranties made by such Stockholder parties thereunder.  This Instrument of Adherence shall take effect and shall become a part of the Agreement on the latest date of execution by both the New Stockholder Party and the Corporation.

Executed under seal as of the date set forth below under the laws of the Commonwealth of Massachusetts.

			Print Name:	Ipsen Pharma SAS

			Signature:	/s/ WILLY MATHOT
				Name:	Willy Mathot
				Title:	General Counsel
Chief Compliance Officer
Accepted:
RADIUS HEALTH, INC.

By:	/s/ B. N. HARVEY
	Name:	B. N. Harvey
	Title:	CFO

Date:	May 17, 2011